EXHIBIT 99.4


                                 DIAMOND JO, LLC
                             PENINSULA GAMING CORP.
                              PENINSULA GAMING, LLC

                        Offer to Exchange All Outstanding
                      8 3/4% Senior Secured Notes due 2012
                                 in Exchange for
                      8 3/4% Senior Secured Notes due 2012
                         That Have Been Registered Under
                           the Securities Act of 1933,
                                   As Amended

To: DTC Participants, including Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Diamond Jo, LLC ("DJL"), a Delaware limited liability company, Peninsula Gaming Corp. ("PGC", formerly named The Old Evangeline Downs Capital Corp.), a Delaware corporation and Peninsula Gaming, LLC ("PGL" and together with DJL and PGC, the "Issuers") are offering, upon and subject to the terms and conditions set forth in the prospectus dated __________, 2004 (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") their 8 3/4% Senior Secured Notes due 2012 that have been registered under the Securities Act of 1933, as amended, for their outstanding 8 3/4% Senior Secured Notes due 2012 (the "Old Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Issuers contained in the exchange and registration rights agreement in respect of the Old Notes, dated April 16, 2004, by and among the Issuers and the initial purchasers referred to therein.

      We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

      1. Prospectus dated __________, 2004;

      2. A Letter of Transmittal relating to the Old Notes for your use and for the information of your clients;

      3. A Notice of Guaranteed Delivery relating to the Old Notes, which is to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

      4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on __________, 2004, unless extended by the Issuers (each, an "Expiration Date"). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the relevant Expiration Date.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal relating to the proper denomination of Old Notes (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes, or a timely confirmation of a book-entry transfer of such Old Notes, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

      If a registered holder of Old Notes desires to tender, but such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the relevant Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

      The Issuers will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Issuers will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Holders will not be obligated to pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer.

      Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                               Very truly yours,



                                               Diamond Jo, LLC
                                               Peninsula Gaming Corp.
                                               Peninsula Gaming, LLC



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


      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures




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